Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-70527) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan,
(2)	Registration Statement (Form S-8 No. 333-112351) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan,
(3)	Registration Statement (Form S-8 No. 333-138915) pertaining to the Globecomm Systems Inc. 2006 Stock Incentive Plan, and
(4)	Registration Statement (Form S-3 No. 333-141464) pertaining to the shelf registration of common shares and in the related prospectus;

of our report dated July 10, 2007, with respect to the financial statements of GlobalSat, LLC included in the Current Report (Form 8-K/A) of Globecomm Systems Inc. dated July 16, 2007.

/s/ Ernst & Young LLP

Melville, New York July 13, 2007